Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President of Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2012

HIGH POINT, N.C. (February 29, 2012) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the third quarter of fiscal 2012 ended January 29, 2012.

Highlights for the third quarter include the following:

▪
Net sales were $60.5 million, a 17 percent increase compared with the third quarter of fiscal 2011, with mattress fabrics segment sales up 24 percent and upholstery fabric segment sales up nine percent over the same period a year ago.

▪	Pre-tax income was $2.9 million, or 4.8 percent of sales, compared with $2.9 million, or 5.6 percent of sales, in the prior year period.

▪	Net income was $1.8 million, or $0.14 per diluted share, compared with net income of $2.4 million, or $0.18 per diluted share, for the third quarter of fiscal 2011.

▪
As of February 27, 2012, the company has repurchased 624,459 shares of Culp common stock for approximately $5.4 million, or 4.7 percent of shares outstanding at the beginning of its share repurchase program announced in June 2011.

▪
The company’s financial position remained strong, with cash and cash equivalents and short term investments of $23.6 million and total debt of $10.1 million as of January 29, 2012, even with stock repurchases of $5.4 million, capital expenditures of $3.7 million and debt repayments of $2.4 million during this fiscal year.

Fiscal 2012 Year to Date Highlights

▪
Year to date sales were $178.7 million, up 14 percent from the same period a year ago, with mattress fabrics segment sales up 17 percent and upholstery fabrics segment sales up 11 percent over the same period a year ago.

▪	Year to date pre-tax income was $8.7 million, or 4.9 percent of sales, compared with $10.4 million, or 6.6 percent of sales for the same period last year.

▪
Year to date net income was $9.9 million, or $0.76 per diluted share, compared with net income of $10.2 million, or $0.77 per diluted share, for the same period a year ago.  Year to date net income included a $1.2 million income tax benefit, while net income for the previous year period included an income tax expense of $213,000.

▪	Estimated year to date cash income tax rate was 18.2 percent and 15.3 percent through the first three quarters of fiscal 2012 and fiscal 2011, respectively.

▪
The projection for fourth quarter fiscal 2012 is for overall sales to increase approximately 8 to 13 percent.  Pre-tax income for the fourth quarter of fiscal 2012 is expected to be in the range of $4.5 million to $5.4 million.  Pre-tax income for the fourth quarter of fiscal 2011 was $4.7 million.

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CFI Announces Results for Third Quarter Fiscal 2012

February 29, 2012

Commenting on the results, Frank Saxon, chief executive officer of Culp, Inc., said, “We are very pleased with the continued momentum in our sales for the third quarter of fiscal 2012.  This positive trend reflects both improved industry demand and the success of our sales and marketing initiatives, along with the benefits of our innovative designs and lean global manufacturing platform.  Both of our businesses had a strong sales performance in what is typically a slower quarterly period due to scheduled holiday plant shutdowns.  Overall, our operating margins have continued to be affected by higher raw material costs and a stronger Chinese currency compared with the same quarter a year ago.

“Culp is becoming recognized as an innovative leader in both mattress fabrics and upholstery fabrics as we have continued to deliver a wide range of exceptional products that meet the changing style demands of our customers around the world.  In addition, as the bedding and furniture industries begin to recover, we have the capability to support our customers with outstanding service, reliable delivery performance and consistent quality and value.  Just as important, we are a trusted supplier with the financial strength and flexibility to support our growth strategy in a dynamic global marketplace.”

Mattress Fabrics Segment

Mattress fabric sales for the third quarter were $34.7 million, a 24 percent increase compared with $28.0 million for the third quarter of fiscal 2011.

“Our mattress fabrics business delivered an outstanding sales performance in the third quarter, in what is typically a seasonally slower period with scheduled holiday plant closures,” said Iv Culp, president of Culp’s mattress fabrics division.  “Demand for mattress fabrics was better than expected and the results clearly demonstrate our ability to respond to customers with expanded production capacity and a flexible manufacturing platform.  The mattress industry is evolving into a more decorative business with growing consumer demand for better bedding and a higher quality mattress fabric.  Culp has been at the forefront of meeting this demand with an innovative and diverse line of products in every major category, supported by exceptional customer service.  We also have the ability to leverage our outstanding design capabilities for new products, and we are encouraged by the positive response from leading customers in the bedding industry.

“While we are pleased with the increased sales, our operating margins were affected by the scheduled holiday plant closings, higher raw material costs and continued pricing pressures.  We are encouraged that raw material prices have come down from their peak levels and seem to have stabilized.  However, we are still experiencing higher raw material costs as compared with the previous year period, and we have continued to work diligently to manage our production costs and identify alternative sources of yarns and raw materials without compromising quality or production efficiency.   We understand the impact of raw material costs on operating margins, and we expect that the following quarters will show improvement.

“We believe we are well positioned for a strong year in our mattress fabrics business and look forward to the opportunities ahead for the remainder of fiscal 2012,” added Culp.  “We are an innovative leader in the marketplace with a flexible manufacturing platform that meets current demand trends and is supported by exceptional design, superior customer service, reliable delivery performance and consistent quality and value.”

Upholstery Fabrics Segment

Sales for this segment were $25.7 million, a nine percent increase compared with $23.7 million in the third quarter of fiscal 2011.  Sales of China produced fabrics, which includes sales of Culp Europe, were $22.6 million in the third quarter of fiscal 2012, up 9.2 percent over the prior year period, while sales of U.S. produced fabrics were $3.1 million, up 5.5 percent from the third quarter of fiscal 2011.

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CFI Announces Results for Third Quarter Fiscal 2012

February 29, 2012

“We are encouraged by the continued growth in sales in our upholstery fabrics business in spite of the continued weakness in the U.S. housing market and the uncertain global economic situation,” noted Saxon.  “We were especially pleased with the year over year sales improvement from our U.S. operation with increased demand for both velvets and woven texture fabrics.  We also had another solid performance with increased sales of our China produced fabrics.   Customer response to these products has continued to be favorable as we have focused on offering innovative designs and high quality at a competitive price.  We have been pleased with our recent sales and marketing initiatives that have resulted in increased placements with key U.S. customers, local China market customers and a growing list of international customers.  Based on recent order trends, we believe our sales momentum will continue for the remainder of fiscal 2012.

“While we are pleased with the sales gains, our upholstery fabrics results for the third quarter continued to be affected by higher raw material costs  and the currency impact on our China produced products, as compared with the same quarter of last year.  As previously announced, we implemented price increases for the U.S. produced velvet product line that were in effect throughout the third quarter.  In addition, we are implementing a price increase for the China sourced fabrics that will go into effect late in the fourth quarter.  While we are encouraged that raw material costs have stabilized, our operating costs in China are higher than the same time a year ago.  We will continue to leverage our outstanding design capabilities and manufacturing platform to introduce new products that offer excellent quality and value at better margins.

“In addition, the steps we have taken to align our U.S. velvet capacity with expected demand have had favorable results,” added Saxon. “We realized the benefits of these initiatives as we had a return to profitability in our U.S. operation during the third quarter.  We are also encouraged by the new placements with our U.S. woven texture fabric products.  Notably, our costs to produce this particular category of fabrics in the U.S. are now comparable to the production costs in China. We are expecting further growth in sales and profitability from this operation during the fourth quarter.”

Saxon continued, “We continue to make progress in the development of our Culp Europe operation, located in Poland. While this operation is still in the early stages of development, we are encouraged by the level of interest from several of the largest furniture manufacturers and retailers in Europe. We expect to gradually grow this business, with sales contributing approximately three percent of our total upholstery fabrics sales this fiscal year and then increasing further over the next fiscal year.  Given the typical start-up costs associated with a new operation, we expect to show a small operating loss for fiscal 2012, and then begin to make a more meaningful contribution to profits in the next fiscal year.  We are excited about the opportunities ahead for Culp Europe and believe we are making progress in creating a scalable operation that will enhance our global sales and extend our market reach.”

Balance Sheet

“Our strong financial position continues to be an important advantage for Culp in fiscal 2012,” said Saxon.  “As of January 29, 2012, our balance sheet reflected $23.6 million in cash and cash equivalents and short term investments.  Total debt at the end of the third quarter of fiscal 2012 was $10.1 million.  Our next major scheduled principal payment of $2.2 million is not due until August 2012.

“As previously announced on June 16, 2011, our Board of Directors authorized the expenditure of up to $5.0 million for the repurchase of shares of the company's common stock.  Subsequently, on August 29, 2011, the Board authorized the addition of $2.0 million to this program, for a total of $7.0 million.  As of February 27, 2012, we have returned $5.4 million to shareholders through the repurchase of 624,459 shares, representing approximately 4.7 percent of shares outstanding at the beginning of the share repurchase program.

Outlook

Commenting on the outlook for the fourth quarter of fiscal 2012, Saxon remarked, “Given our sales momentum, we expect sales for the fourth quarter of fiscal 2012 to be up approximately 8 to 13 percent from the fourth quarter of last year.

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CFI Announces Results for Third Quarter Fiscal 2012

February 29, 2012

“We expect sales in our mattress fabrics segment to be approximately 8 to 13 percent higher compared with the same period a year ago.  Operating income in this segment is expected to be flat to slightly lower than operating income for the same period a year ago.

“In our upholstery fabrics segment, we expect sales for the fourth quarter to be 7 to 12 percent higher compared with the same period last year.  We believe the upholstery fabric segment’s operating income will be significantly higher than the previous year’s fourth quarter.

“Considering these factors, the company expects to report pre-tax income for the fourth fiscal quarter of 2012 in the range of $4.5 million to $5.4 million.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties.

“Also, given the volatility in the income tax area during fiscal 2011 and for the year to date period of fiscal 2012, the income tax expense or benefit and related tax rate for the fourth quarter of fiscal 2012 remain very difficult to project,” said Saxon.

In closing, Saxon remarked, “Our ability to leverage our outstanding design capabilities, product innovation and lean manufacturing platform is driving Culp’s performance this fiscal year.  We have continued to grow our business by meeting the changing product demands of our customers in a dynamic marketplace and in an uncertain economic climate.  We have a strong competitive position in both mattress fabrics and upholstery fabrics, with further opportunities to capitalize on a sustained improvement in the marketplace.  Our financial strength is a key advantage that supports our ability to execute our strategy now and make the right investments to ensure an improved performance going forward.  We are pleased with the trends in our business and look forward to completing fiscal 2012 with a strong fourth quarter.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2011, for fiscal year ended May 1, 2011.

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CFI Announces Results for Third Quarter Fiscal 2012

February 29, 2012

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2012	2011	2012	2011
Net sales	$60,450,000	$51,652,000	$178,733,000	$156,443,000
Income before income taxes	$2,877,000	$2,908,000	$8,705,000	$10,387,000
Net income	$1,802,000	$2,425,000	$9,873,000	$10,174,000
Net income per share:
Basic	$0.14	$0.19	$0.77	$0.79
Diluted	$0.14	$0.18	$0.76	$0.77
Average shares outstanding:
Basic	12,536,000	13,005,000	12,777,000	12,936,000
Diluted	12,677,000	13,228,000	12,918,000	13,218,000

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